Exhibit 10.1

SINGLE FAMILY HOMES

REAL ESTATE PURCHASE AND SALE AGREEMENT

by and between

GOLDEN ALLIANCE MANAGEMANT, LLC,

a Georgia limited liability company

as Seller

and

REVEN HOUSING REIT, INC.,

a Maryland corporation,

as Buyer

December 7, 2016

THIS SINGLE FAMILY HOMES PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of December 7, 2016 (“Effective Date”), by and between GOLDEN ALLIANCE MANAGEMENT, LLC, a Georgia limited liability company (“Seller”), and REVEN HOUSING REIT, INC., a Maryland corporation (“Buyer”).

BASIC TERMS

The following terms, as used in this Agreement, will have the meanings assigned to such terms in this Basic Terms section of the Agreement, subject to any adjustments set forth elsewhere in this Agreement.

Purchase Price: $3,497,700.00, subject to adjustment in accordance with the provisions of this Agreement.

Deposit: $50,000.00.

Closing Date: The date on which the Escrow Holder issues the final settlement statement, which in no event shall extend beyond 30 days after the expiration of the Due Diligence Period.

Due Diligence Period: Subject to the provisions of Section 7 below, the period commencing on the Effective Date and ending on the date that is 30 days after Buyer receives all Property Information, to be delivered to Buyer pursuant to Section 6(a)(3) and Section 7(a), during which period Buyer will be provided the opportunity to review all aspects of the Property.

Escrow Holder: Fidelity National Title Insurance Company.

Title Company: Fidelity National Title Insurance Company.

Seller’s Brokers: First Classic Realty; Corey Gibson; Suncoast

Buyer’s Broker: None.

PRELIMINARY STATEMENTS

A.           Seller is the owner of the Property (as defined herein); and

B.           Seller desires to sell, and Buyer desires to buy, the Property, at the price and on the terms and conditions hereafter set forth.

In consideration of the recitals, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, Seller and Buyer hereby agree as follows:

1.          Premises. The real estate which is the subject of this Agreement consists of 50 single family homes, including townhomes, in the State of Georgia, which are identified and generally described on Exhibit A attached hereto, together with all of the improvements and structures located thereon (“Improvements”), any heating and ventilating systems and other fixtures located therein or thereon, and all rights, interests, benefits, privileges, easements and appurtenances to the land and the Improvements, if any (collectively, the “Premises”).

2.          Personal Property and Leases.

(a)          The “Personal Property” referred to herein shall consist of all right, title, and interest of Seller, if any, in all tangible and intangible personal property, including any equipment or appliances that remain in the Premises at the Closing, and any and all existing licenses and permits held by Seller and not constituting part of the real estate, located on and used in connection with the Premises.

(b)          The “Leases” referred to herein shall consist of the leases, occupancy and rental agreements between the Seller, as landlord and tenants of the single family homes that comprise the Premises that are in effect as of the date of the Closing (defined below), as well as service contracts relating to the maintenance and repair of such homes.

3.          Sale/Conveyance and Assignment. Seller agrees to sell, convey and assign to Buyer, and Buyer agrees to buy and assume from Seller, at the price and upon the other terms and conditions hereafter set forth (a) the Premises, (b) the Personal Property, (c) the Improvements, and (d) the Leases (a-d collectively, the “Property”).

4.          Transfer of Title.

(a)          Title to the Property shall be conveyed to Buyer by a limited warranty deed (the “Deed”) executed by Seller, in the form attached hereto as Exhibit C.

(b)          The Personal Property shall be conveyed to Buyer by a bill of sale (the “Bill of Sale”) executed by Seller, in the form attached hereto as Exhibit D.

(c)          The Leases shall be assigned by Seller and assumed by Buyer by an Assignment Leases and Contracts (the “Assignment of Leases and Contracts”), in the form attached hereto as Exhibit E.

5.          Purchase Price; Deposit.

(a)          Delivery of Purchase Price. The purchase price for the Property shall be the price identified in the Basic Terms (the “Purchase Price”), which shall be subject to adjustment in accordance with this Section 5 and Section 7(d) and payable by Buyer to Seller as follows:

(1)         Within five (5) business days after the execution of this Agreement, Buyer shall deposit into an escrow account (the “Escrow”) established with Escrow Holder (as identified in the Basic Terms), which will serve as escrow holder for this transaction a deposit in the amount of the Deposit (as identified in the Basic Terms above). If Buyer notifies Seller that it elects to proceed to purchase the Property in accordance with the provisions of Section 7, then the Deposit (as defined in the Basic Terms) will become non-refundable to Buyer, except in the event of a default or breach of this Agreement by Seller. The Deposit shall at all times prior to Closing be invested in United States treasury obligations or such other interest bearing accounts or securities as are approved by Buyer in writing; all interest earned on the Deposit will be administered, paid or credited (as the case may be) in the same manner as the Deposit and, when credited to the escrow account shall constitute additional Deposit. At the closing of the transactions contemplated by this Agreement (the “Closing”), Buyer shall receive a credit against the Purchase Price for the Deposit.

(2)         The Purchase Price, less a credit for the Deposit, and plus or minus prorations and adjustments as set forth in Section 17 hereof, shall be paid by Buyer to Seller by wire transfer of immediately available federal funds on the Closing Date.

(b)          Property Valuation. Buyer may elect to retain an independent, third-party valuation consultant to prepare a valuation report (“Valuation Report”) for each of the properties that comprise the Property. If the sum of the values of the properties that comprise the Property (“Total Valuation”) is less than the Purchase Price, Buyer may elect to (i) attempt to renegotiate the Purchase Price with Seller, (ii) terminate this Agreement, or (iii) proceed to Closing hereunder at the stated Purchase Price. If Buyer terminates this Agreement in accordance with this Section 5(b), then this Agreement will have no further force or effect, the parties will have no further obligations to each other (except for any indemnities or other provisions that expressly survive termination of this Agreement) and Escrow Holder shall refund the Deposit to Buyer.

(c)          Notwithstanding Section 5(b) above and Section 7(d) below, Buyer may, in lieu of adjusting the Purchase Price as a result of necessary repairs and replacements or a Total Valuation that is less than the Purchase Price in accordance with those provisions, elect to exclude specified properties from the properties identified on Exhibit A. If, as a result of its due diligence investigations, Buyer elects to exclude one or more properties from the Property being acquired in accordance with this Agreement, then at least two business days before the Closing Date, Buyer will notify Seller that certain specified properties (“Excluded Properties”) are to be excluded from the sale contemplated in this Agreement. Notwithstanding the foregoing, the Buyer acknowledges that seven (7) is the maximum number of properties that can constitute Excluded Properties. Following Buyer’s notification to Seller and identification of the Excluded Properties, (i) the description of the properties that comprise the Property, as identified on Exhibit A, will be deemed modified to exclude the Excluded Properties; and (ii) the Purchase Price will be reduced by an amount equal to the value assigned to each property so excluded(the “Assigned Home Value”). Once Buyer identifies to Seller the Excluded Properties, those properties so identified will no longer be the subject of this Agreement and Seller will be free to sell them to another party or take any action that Seller elects with respect to the Excluded Properties.

(d)          Security Deposit Deficit. Prior to the expiration of the Due Diligence Period, Seller shall provide Buyer with a list (the “Security Deposit Deficit List”) of all tenants under the Leases who have a security deposit in an amount that is less than the amount of their monthly rent (the “Security Deposit Deficit”). The Security Deposit Deficit List shall include the names of those tenants with a Security Deposit Deficit and the amount of their respective Security Deposit Deficit. At Closing, Buyer shall receive a credit in the sum of the Security Deposit Deficits of all tenants listed on the Security Deposit Deficit List.

6.          Representations, Warranties and Covenants.

(a)          Seller’s Representations and Warranties. As a material inducement to Buyer to execute this Agreement and consummate this transaction, Seller represents and warrants to Buyer as follows:

(1)         Organization and Authority. Seller has been duly organized and is validly existing under the laws of the state of its formation. Seller has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement, consummate or cause to be consummated the sale and make or cause to be made transfers and assignments contemplated herein. The persons signing this Agreement on behalf of Seller are authorized to do so. This Agreement and all of the documents to be delivered by Seller at the Closing have been authorized and properly executed and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

(2)         Conflicts. There is no agreement to which Seller is a party or, to Seller’s Knowledge, binding on Seller or the Property, that is in conflict with this Agreement or that would limit or restrict the timely performance by Seller of its obligations pursuant to this Agreement.

(3)         Documents and Records. To Seller’s Knowledge, Seller has provided (or upon the execution hereof will provide) Buyer with, or has made available to Buyer, true, correct and complete copies of the items scheduled in Schedule 6(a)(3) attached hereto (all of the foregoing collectively the “Property Information”). The Property Information consists of all documents relating to the Property in Seller’s possession or control. However, Buyer acknowledges and agrees that nothing contained herein shall be construed to require the Seller to prepare or obtain any such Property Information, but only to make available for Buyer’s review any such Property Information currently in Seller’s possession or control.

(4)         Litigation. There is no action, suit or proceeding pending or to Seller’s knowledge threatened which (i) if adversely determined, would not be covered by insurance (subject to the payment of a customary insurance deductible) or adversely affect the Property, or (ii) which challenges or impairs Seller’s ability to execute, deliver or perform this Agreement or consummate the transaction contemplated hereby.

(5)         Leases. Schedule 6(a)(5) sets forth a list of the leases and all contracts (including all service, maintenance, and warranty contracts) that apply to the properties that comprise the Property, which, to Seller’s Knowledge, is true and correct and complete list of such leases and contracts as of the date of such schedule. To Seller’s Knowledge, except as scheduled in Schedule 6(a)(5), neither Seller nor any other party is in default with respect to any of its obligations or liabilities pertaining to the Leases. To Seller’s Knowledge, other than the Leases and any other matters disclosed in the Title Report, there are no leases, licenses or other occupancy agreements to which Seller is a party or is bound affecting any portion of the Property as of the date hereof, which will be in force on the Closing Date. Seller has delivered or made available at the Property, true and correct copies of the Leases to Buyer. No lessee under any Lease has any right of first refusal or option to purchase the property that is the subject of their Lease. With respect to any property identified on Exhibit A, if any Lease expires and is extended or renewed, or if Seller elects to sign a new Lease, during the period this Agreement is in effect, then such new Lease must be submitted to Buyer for review and approval, may not have a term shorter than one year, and may not include any free rent period or cancellation right on the part of the tenant, unless such terms are approved by Buyer in writing.

(6)         Contracts. Exhibit B sets forth all contracts presently outstanding with respect to the Property. To Seller’s Knowledge, neither Seller nor any other party is in default with respect to any of its obligations or liabilities pertaining to any contracts that will survive the Close of Escrow.

(7)         Notice of Violations. Seller has received no written notice that either the Property or the use thereof violates any laws, rules and regulations of any federal, state, city or county government or any agency, body, or subdivision thereof having any jurisdiction over the Property that have not been resolved to the satisfaction of the issuer of the notice.

(8)         Withholding Obligation. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(9)         Condemnation. Except for any condemnation proceedings which Seller has not yet been served with process, there are no pending or, to Seller’s Knowledge, threatened condemnation or similar proceedings affecting the Property or any individual property that is a part thereof.

(10)        Employees.     Seller has no employees at the Property.

(11)        No Bankruptcy Proceedings. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, or (iv) suffered the attachment or other judicial seizure of all or substantially all of Seller’s assets.

(12)        Unrecorded Documents. Other than as disclosed in the Property Information, the Title Commitment, or any other documents delivered to Buyer, Seller has not entered into any unrecorded contracts, leases, easements or other agreements with respect to the Property that would be binding on Buyer or the Property following the Closing. Seller has no knowledge of any claim of any third party affecting the use, title, occupancy or development of the Property that has not been disclosed to Buyer. Seller has not granted any right of first refusal, option or other right to acquire all or any part of the Property.

For purposes of this Section 6(a), the term “Seller’s Knowledge” means the actual knowledge of Mohammad Yaqoob, the person who Seller represents to be the most knowledgeable about the Property.

(b)          Buyer’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Buyer represents and warrants to Seller that Buyer has been duly organized and is validly existing as a Maryland corporation. Buyer has the full right and authority and has obtained any and all consents required therefore to enter into this Agreement, consummate or cause to be consummated the purchase, and make or cause to be made the deliveries and undertakings contemplated herein or hereby. The persons signing this Agreement on behalf of Buyer are authorized to do so. This Agreement and all of the documents to be delivered by Buyer at the Closing have been authorized and properly executed and will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

(c)          Covenants of Seller. Seller covenants and agrees that during the period from the date of this Agreement through and including the Closing Date:

(1)         Seller will timely pay and perform its obligations under the Leases and any contracts to be assumed by Buyer pursuant hereto.

(2)         All tenant repair requests, including move-in punch-list items have been fixed properly or will be fixed properly and paid for before the close of escrow.

(3)          Delivery of 8-06 Financials. Upon request from Buyer, Seller agrees to prepare for delivery to Buyer, unaudited income statements, along with accompanying notes, with respect to the Property for the twelve months ended December 31, 2015 and the twelve months ended December 31, 2016 (the “Income Statements”). The Income Statements shall be (a) in accordance with the books and records of Seller, (b) present fairly in all material respects the results of operations of the Property for the periods therein specified, (c) prepared in accordance with U.S. generally accepted accounting principles, consistently applied, and Rule 8-06 of Regulation S-X (17 C.F.R. Part 210), and (d) otherwise acceptable to Buyer in its reasonable discretion. Upon request from Buyer, Seller shall also provide to Buyer, any schedules or supporting documentation that Buyer may reasonably request that relate to the transactions included or to be included in the Income Statements. Upon request from Buyer, Seller agrees to cooperate with Buyer, and provide all assistance and access to the books and records of Seller, as required for the audit of the Income Statement, to be completed no later than the 70th day following the Closing. The audit of the Income Statement shall be at Buyer’s expense and shall be conducted by an independent accounting firm registered with the Public Company Accounting Oversight Board retained by Buyer. Upon request from Buyer, Seller shall provide the items listed in Exhibit H attached hereto and incorporated herein, to the extent in Seller’s possession or control.

(d)          Seller Representation Regarding Tenants. Seller hereby represents and warrants that each tenant is occupying its respective home and is current in the payment of rent, and no default currently exists and no condition exists, which, with the passage of time may become a default under any of the Leases.

(1)         Following the expiration of the Due Diligence Period, Seller will not enter into any contract (other than new Leases) that will be an obligation affecting the Property subsequent to the Closing Date except for contracts entered into in the ordinary course of business that are terminable without cause and without payment of a penalty on not more than 30-days’ notice.

(2)         Seller will not remove any Personal Property from the Property except as may be required for necessary repair or replacement, and in the event of such replacement, the replacement shall be of materially equal or better quality and quantity as existed as of the time of its removal.

(3)         Seller will continue to operate and maintain the Property in accordance with past practices and will not make any material alterations or changes thereto;

(4)         Seller will maintain casualty and liability insurance of a level and type consistent with the insurance maintained by Seller prior to the execution of this Agreement with respect to the Property;

(5)         Seller will not do anything, or authorize anything to be done, that would adversely affect the condition of title as shown on the Title Commitment.

(6)         Seller agrees to terminate by written notice to the other parties thereto, effective as of Closing, any service contracts that Buyer, pursuant to written notice to Seller prior to the expiration of the Due Diligence Period, requests Seller to terminate. Seller shall deliver to Buyer copies of all notices of termination given by Seller pursuant to this subsection.

(7)         Seller shall repair all homes that become vacant at least five (5) days prior to the Closing to “rent-ready” condition in accordance with Seller’s customary practice and procedure for the Property. Buyer shall receive a $2,000.00 credit against the Purchase Price with respect to any unit that is vacant and not in “rent ready” condition on the Closing Date. At Buyer’s request, Seller shall inspect each of the vacant units prior to the Closing to determine if any of such units cannot be restored to “rent ready” condition at a cost of $2,000.00 or less, and Buyer and Seller hereby agree to make such adjustments to the $2,000.00 per unit credit as Buyer and Seller agree, acting reasonably, are necessary in order to pay for the cost of restoring the vacant units to “rent ready” condition. Upon request, Seller shall keep Buyer reasonably informed as to the status of leasing prior to the Closing Date and shall deliver to Buyer copies of all new Leases.

(e)          Representation and Warranties Prior to Closing. The continued validity in all respects of the foregoing representations and warranties shall be a condition precedent to the obligation of the party to whom the representation and warranty is given to close this transaction. If any of Seller’s representations and warranties are not true and correct at any time on or before the Closing even if true and correct as of the date of this Agreement or whether any change in facts or circumstances has made the applicable representation and warranty no longer true and correct and regardless as to whether Buyer becomes aware of such fact through Seller’s notification or otherwise, then Buyer may, at Buyer’s option, exercised by written notice to Seller (and as its sole and exclusive remedy), either (i) proceed with this transaction, accepting the applicable representation and warranty as being modified by such subsequent matters or knowledge and waiving any right relating thereto, if any, or (ii) terminate this Agreement and declare this Agreement of no further force and effect and in which event Escrow Holder shall, without further instruction, return the Deposit to Buyer and Seller shall have no further liability hereunder by reason thereof; provided, that if the breach of any representation or warranty of Seller hereunder results from the willful and intentional act of Seller, Buyer will have the rights and remedies available to Buyer under Section 18(b) of this Agreement upon a default by Seller of its obligations under this Agreement.

7.          Due Diligence Period.

(a)          Buyer will have a period commencing on the Effective Date and ending on the date that is 30 days after Buyer has received all Property Information set forth in Schedule 6(a)(3) (the “Due Diligence Period”) to examine, inspect, and investigate the Property and, in Buyer’s sole judgment and discretion, to determine whether Buyer desires to purchase the Property. If Buyer is acting diligently and in good faith to proceed with the consummation of the transaction contemplated by this Agreement, Seller will agree, upon the written request of Buyer, to extend the Due Diligence Period up to fourteen (14) days. Buyer agrees to submit a notice to Seller confirming Buyer has received all Property Information once received and the date of the notice will become the Effective Date.

(b)          Buyer may terminate this Agreement for any or no reason by giving written notice of such termination to Seller on or before the last day of the Due Diligence Period. If this Agreement is terminated pursuant to this Section 7, the Deposit shall be immediately refunded to Buyer, and neither party shall have any further liability or obligation to the other under this Agreement except for the indemnity provisions set forth in Section 7(c) of this Agreement and any other provision of this Agreement that is expressly intended to survive the termination of this Agreement. In the event this Agreement is terminated Escrow Agent is required to return Buyer’s Deposit immediately and Seller agrees and will not cause Escrow Agent to delay the return of the Deposit to Buyer for any reason. If Buyer does not elect to exercise its right to terminate this Agreement during the Due Diligence Period, then Buyer shall notify Seller of Buyer’s intention to acquire the Property before the expiration of the Due Diligence Period. If Buyer does not, before the expiration of the Due Diligence Period, either affirmatively notify Seller of its desire to acquire the Property or send a termination notice to Seller, then Buyer will be deemed to have elected to terminate this Agreement. If Buyer elects to proceed to purchase the Property, and this Agreement is not terminated or deemed terminated before the expiration of the Due Diligence Period, then the Deposit shall be non-refundable except in the event of a default hereunder by Seller.

(c)          Subject to the rights of tenants under the Leases, Seller will provide to Buyer reasonable access to the Property for the purpose of examining any or all aspects thereof, including conducting on a non-destructive basis, surveys, architectural, engineering, non-invasive geo-technical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Buyer. Buyer shall give Seller reasonable notice by telephone or e-mail before entering onto any of the properties that comprise the Property to perform inspections or tests, and in the case of tests (i) Buyer shall specify to Seller the precise nature of the test to be performed, and (ii) Seller may require, as a condition precedent to Buyer’s right to perform any such test, that Buyer deliver Seller evidence of public liability and other appropriate insurance naming Seller as an additional insured thereunder. Such examination of the physical condition of the Property, including the Third Party Inspection Report (defined in Section 7(d) below) may include an examination for the presence or absence of hazardous or toxic materials, substances or wastes, which shall be performed or arranged by Buyer at Buyer’s sole expense. Unless required by federal, state or local law ordinance, Buyer will not disclose the results of the phase II environmental site assessment to Seller or any third party (except to Buyer’s lender, advisors, attorney and other third parties involved in this transaction contemplated hereby). Additionally, any contract related to the performance of the phase II environmental site assessment (including, without limitation, the contract with the Buyer’s environmental consultant), Buyer shall include a provisions stating that the party with whom Buyer is contracting is not permitted to make or disclose information to the Seller resulting from phase II environmental site assessment unless such disclosure is required by law. Buyer shall keep the Property free and clear of any liens and will indemnify, protect, defend, and hold each Seller Related Party (defined below) harmless from and against all losses, costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) arising from damage to the Property and injury to persons asserted against or incurred by any Seller Related Party as a result of such entry by Buyer, its agents, employees or representatives (except that Buyer shall have no liability or indemnity obligation for any diminution in the value of the Property as a result of any unfavorable analysis, test, study, opinion or recommendation made to or for or reach by Buyer). If any inspection or test disturbs the Property and Buyer does not acquire the Property, Buyer will restore the Property to substantially the same condition as existed prior to any such inspection or test. Notwithstanding any other provisions contained within this Agreement to the contrary, the Buyer acknowledges that the Escrow Agent shall not be authorized to release the Deposit to Buyer until such time as the Buyer has restored any portion of the Property affected by Buyer’s inspections. Buyer and its agents, employees, and representatives may, upon not less than 24 hours prior telephonic notice to Seller, examine and make copies of all books and records and other materials relating to the condition of the Property in Seller’s possession at the office where such records are maintained. Any information provided to or obtained by Buyer with respect to the Property shall be subject to the provisions of Section 22(p) of this Agreement. The obligations of Buyer under this Section shall survive the termination of the Agreement.

(d)          Buyer may retain a contractor or home inspector to prepare a report or reports describing the physical condition of the Property (collectively, the “Third Party Inspection Report”), which Third Party Inspection Report shall adequately identify any necessary repairs or replacements and the estimated costs of such repairs or replacements (collectively, the “Necessary Repairs”). The person or entity preparing the Third Party Inspection Report must be licensed to perform such inspections in the jurisdiction where the Property is located, and may not be, or have ever been, owned or controlled by Buyer or an affiliate of Buyer or otherwise not at arm’s length from Buyer. Buyer will provide a copy of the Third Party Inspection Report to Seller prior to the expiration of the Due Diligence Period. If any Necessary Repairs are identified in the Third Party Inspection Report and subject to the limitations set forth below, Seller shall have the right to (i) make the Necessary Repairs after Closing and the estimated cost of the Necessary Repairs as set forth in the Third Party Inspection Report shall be held in escrow by the Escrow Holder until such Necessary Repairs are completed as described in Section 7(d)(1) below, or (ii) reduce the Purchase Price by the estimated cost of the repairs or replacements set forth in the Third Party Inspection Report. In the event Seller elects to reduce the Purchase Price, Seller and Buyer agree that the Purchase Price will not be reduced by an amount greater than five percent (5%) of the Purchase Price without Seller’s written agreement. Normal wear and tear shall not constitute grounds for a reduction in the Purchase Price. If the cost to make the repairs and replacements identified in the Third Party Inspection Report exceeds five percent (5%) of the Purchase Price, and Seller does not agree to reduce the Purchase Price by the identified cost of such repairs and replacements as set forth in the Third Party Inspection Report, then Buyer may, upon written notice to Seller and prior to the end of the Due Diligence Period, elect to (i) close the transaction as contemplated with a five percent (5%) reduction of the Purchase Price or (ii) terminate this Agreement. If Buyer terminates this Agreement in accordance with this Section 7(d), then this Agreement will have no further force or effect, the parties will have no further obligations to each other (except for any indemnities or other provisions that expressly survive termination of this Agreement) and Escrow Holder shall refund the Deposit to Buyer. The reductions to the Purchase Price contemplated in this Section 7(d) are in addition to those contemplated in Section 5(b) and 5(c) of this Agreement.

(1)         If Seller elects to make the repairs contemplated in Section 7(d) above, a Necessary Repairs Escrow Holdback as set forth in the Third Party Inspection Report shall be held in escrow (the “Purchase Price Necessary Repairs Escrow Holdback”) shall be withheld by the Escrow Holder until such time as Seller has completed all Necessary Repairs to Buyer’s reasonable satisfaction. Such Necessary Repairs shall be completed by Seller, at Seller’s sole cost and expense, not later than ninety (90) days after Closing (the “Holdback Repair Period”). Seller shall provide to Buyer invoices and related back-up documentation reasonably acceptable to Buyer pertaining to all Necessary Repairs, as well as photographs reasonably acceptable to Buyer depicting each and every item to be repaired before such repair has begun and after such repair has been completed. Purchase Price Holdback funds shall remain held by the Escrow Holder until all Necessary Repairs are completed to Buyer’s reasonable satisfaction. Upon the end of the Holdback Repair Period or sooner upon Buyer’s election, Buyer shall review the status of the Necessary Repairs and, if any repairs have been completed to Buyer’s reasonable satisfaction, Buyer shall at that time instruct the Escrow Holder to release funds pertaining to such completed repairs described in the Third Party Inspection Report. If after Buyer’s review of the Necessary Repairs Buyer determines that all of the Necessary Repairs have been completed during the Holdback Repair Period, any Purchase Price Escrow Repair Holdback funds remaining in Escrow Holder’s custody shall be released to Seller.

(e)          Notwithstanding any provision to the contrary set forth herein, in addition to the rights set forth in Sections 5(c), 5(b) and 7(d), at any time during the Due Diligence Period, Buyer may in its sole discretion, elect to designate specified properties from the properties identified on Exhibit A as Excluded Properties as defined in Section 5(c). In the event of such an election, Buyer shall deliver to Seller a notice stating which properties it has designated as Excluded Properties no later than two (2) days prior to the Closing Date (the “Notice to Seller”). Upon delivery of the Notice to Seller, the designated properties described in the Notice to Seller shall be Excluded Properties, and the terms of Section 5(c) shall apply with respect thereto.

8.          As Is Sale.

(a)          BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS DELIVERED BY SELLER TO BUYER AT CLOSING, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO THE STRUCTURAL ELEMENTS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’ USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS (AS DEFINED IN ANY ENVIRONMENTAL STATUTE) ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, (X) THE LEASES (INCLUDING ALL SERVICE CONTRACTS) AND ANY OTHER AGREEMENTS AFFECTING THE PROPERTY AND (XI) THE ECONOMICS OF ANY PAST OR FUTURE OPERATIONS OF THE PROPERTY.

9.          Survival of Representations and Warranties After Closing.

(a)          All representations and warranties of Seller herein shall survive the Closing for a period of twelve (12) months (the “Limitation Period”).

(b)          Buyer shall provide actual written notice to Seller of any breach of any of Seller’s warranties or representations of which Buyer acquires knowledge, through any means, at any time after the Closing Date but prior to the expiration of the Limitation Period, and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach is susceptible of cure but cannot reasonably be cured within thirty (30) days, an additional reasonable time period required to effect such cure so long as such cure has been commenced within such thirty (30) days and diligently pursued but in no event more than ninety (90) days. If Seller fails to cure such breach after actual written notice and within such cure period (as extended), Buyer’s sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the six (6) months after the expiration of the Limitation Period.

10.         Closing.

(a)          The purchase and sale transaction contemplated in this Agreement shall occur on the date and in the manner specified in the Basic Terms section of this Agreement (the “Closing Date”), provided that all conditions precedent to the Closing have been fulfilled or have been waived in writing by the respective party entitled to waive same.

(b)          On or before the Closing Date, the parties shall establish the usual form of deed and money escrow with Escrow Holder. Counsel for the respective parties are hereby authorized to execute the escrow trust instructions as well as any amendments thereto.

11.         Conditions to Buyer’s Obligation to Close.

(a)          Buyer will not be obligated to proceed with the Closing unless and until each of the following conditions has been either fulfilled or waived in writing by Buyer:

(1)         This Agreement shall not have been previously terminated pursuant to any other provision hereof;

(2)         Seller shall be prepared to deliver or cause to be delivered to Buyer all instruments and documents to be delivered to Buyer at the Closing pursuant to Section 14 and Section 16 or any other provision of this Agreement; and

(3)         All property managing services provided to the Property under any property management agreement shall have been terminated on or prior to the Closing at no cost, liability or expense to Buyer.

(b)          If any of the foregoing conditions are not fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 18(b) hereof, Buyer may elect, upon notice to Seller, to terminate this Agreement, in which event the Deposit shall be returned to Buyer, and neither party shall have any further liability or obligation to the other, except for the provisions of this Agreement which are expressly stated to survive the termination of this Agreement.

12.         Conditions to Seller’s Obligation to Close.

(a)          Seller will not be obligated to proceed with the Closing unless and until each of the following conditions has been fulfilled or waived in writing by Seller:

(1)         Buyer shall be prepared to pay to Seller the Purchase Price and all other amounts to be paid to it at Closing pursuant to the provisions of this Agreement;

(2)         Buyer shall be prepared to deliver to Seller all instruments and documents to be delivered to Seller at the Closing pursuant to Section 15 and Section 16 or any other provision of this Agreement; and

(3)         This Agreement shall not have been previously terminated pursuant to any other provision hereof.

(b)          If the foregoing conditions are not fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 18(a) hereof, Seller may elect, upon notice to Buyer, to terminate this Agreement, in which event the Deposit shall be returned to Buyer, and neither party shall have any further liability or obligation to the other, except for the provisions of this Agreement which are expressly stated to survive the termination of this Agreement.

13.         Title Insurance. (a) Following the execution and delivery of this Agreement, at Buyer’s expense, Buyer shall cause Title Company to deliver to Buyer a commitment for the Title Policy described in subsection (b) below (the “Title Commitment”), together with legible copies of all of the underlying documentation described in such Title Commitment. Seller shall, within two business days after the execution of this Agreement, deliver to Buyer the most recent surveys of the properties that comprise the Property in Seller’s possession or control (the “Surveys”).

(a)          At Closing, and as a condition thereof, Buyer shall receive an owner’s title insurance policy (the “Title Policy”) issued by Title Company, dated the day of Closing, with liability in the full amount of the Purchase Price, the form of which shall be an American Land Title Association Owner’s Policy, Standard Form B, 1992 (or other form preferred by Buyer or required or promulgated pursuant to applicable state insurance regulations), subject only to the Permitted Exceptions (defined below). The Title Policy may contain any endorsements requested by Buyer.

(b)          Prior to the expiration of the Due Diligence Period, Buyer shall review title to the Property as disclosed by the Title Commitment and the Surveys, and satisfy itself as to the availability from the Title Company of the Title Policy and all requested endorsement to such Title Policy. Buyer shall have the right to obtain an update of the Surveys or to secure new surveys at any time prior to the expiration of the Due Diligence Period.

(c)          Seller shall have no obligation to remove or cure title objections, except for (1) liens of an ascertainable amount created by Seller, which liens Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company with Buyer’s approval (“Seller’s Monetary Liens”), (2) any exceptions or encumbrances to title which are created by Seller after the date of this Agreement without Buyer’s consent, and (3) non-consensual liens (other than any liens relating to Buyer’s actions), which liens Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company. In addition, Seller shall provide the Title Company with any affidavits, ALTA statements or personal undertakings (collectively, an “Owner’s Affidavit”), in form and substance reasonably acceptable to the Title Company, that will permit the Title Company to remove the standard “mechanics lien” and “GAP” exceptions and otherwise issue the Title Policy in the form required by Buyer.

(d)          “Permitted Exceptions” shall mean: (1) any exception arising out of an act of Buyer or its representatives, agents, employees or independent contractors; (2) zoning and subdivision ordinances and regulations; (3) the specific exceptions in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Due Diligence Period and that Seller is not required to remove as provided above; (4) items shown on the Surveys or any updated or new surveys of the Property which have not been removed as of the end of the Due Diligence Period; (5) real estate taxes and assessments not yet due and payable; (6) rights of tenants under the Leases, as occupancy tenants only and without any rights of first refusal, rights of first offer or purchase options; and (7) easements for the installation and maintenance of public utilities serving only the specific property in question.

14.         Documents to be Delivered to Buyer at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer each of the following instruments and documents:

(a)          Deed. The Deed, in the form attached hereto as Exhibit C.

(b)          Bill of Sale. The Bill of Sale covering the Personal Property, in the form attached hereto as Exhibit D.

(c)          The Title Policy. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment after the Closing.

(d)          Assignment of Leases and Contracts. An Assignment of Leases and Contracts, in the form attached hereto as Exhibit E, transferring and assigning to Buyer, to the extent the same are assignable, all right, title and interest of Seller in the Leases and the other property described therein.

(e)          Transfer Tax Declarations. Original copies of any required real estate transfer tax or documentary stamp tax declarations executed by Seller or any other similar documentation required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby.

(f)           FIRPTA. An affidavit, in the form attached hereto as Exhibit F, stating Seller’s U.S. taxpayer identification number and that Seller is a “United States person”, as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b).

(g)          Title Affidavit. An affidavit from Seller in such form as may be reasonably required by the Title Company to insure over and delete the standard exceptions so as to provide the Buyer a policy with extended coverage.

(h)          Surveys, Plans, Permits and Specifications.         All existing surveys, blueprints, drawings, plans and specifications, permits, and operating manuals for or with respect to any of the properties that comprise the Property or any part thereof to the extent the same are in Seller’s possession.

(i)           Keys.         All keys to the improvements, to the extent the same are in Seller’s possession.

(j)           Leases.          Originals of all Leases in effect on the Closing Date (or copies thereof in the event the originals are not in Seller’s possession, or in the possession of Sellers’ property manager and such copies of Leases are in Seller’s possession), and the tenant files with respect to such Leases, to the extent the same are in Seller’s possession.

(k)          Certificate.         A certificate (the “Update”) of Seller dated as of the Closing Date certifying that the representations and warranties of Seller set forth in Section 6(a) of this Agreement as applicable, remain true and correct in all material respects as of the Closing Date, except as to Schedule 6(a)(5), which Update shall be dated no earlier than three (3) days prior to Closing.

(l)           Other Deliveries. Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

15.         Documents to be Delivered to Seller at Closing. At Closing, Buyer shall deliver or cause to be delivered to Seller each of the following instruments, documents and amounts:

(a)          Purchase Price. The Purchase Price, subject to adjustment and proration as provided in Section 17 below.

(b)          Transfer Tax Declarations. Original copies of any required real estate transfer tax or documentary stamp tax declarations executed by Buyer or any other similar documentation required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby.

(c)          Assignment of Leases. A counterpart of the Assignment of Leases and Contracts, in the form attached hereto as Exhibit E.

(d)          Certificate.         A certificate of Buyer (the “Buyer’s Update”) dated as of the Closing Date certifying that the representations and warranties of Buyer set forth in Section 6(b) of this Agreement as applicable, remain true and correct in all material respects as of the Closing Date, which Buyer’s Update shall be dated no earlier than three (3) days prior to Closing.

(e)          Other Documents. Such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

16.         Documents to be Delivered by Seller and Buyer at Closing. At Closing, Buyer and Seller shall deliver or cause to be delivered each of the following instruments and documents:

(a)          Escrow Instructions. Escrow instructions (as described in Section 10(b)).

(b)          Settlement Statement. A fully executed settlement statement.

(c)          Notice to Tenants. A duly executed notice to each of the tenants under the Leases.

17.         Prorations and Adjustments.

(a)          The following items shall be prorated and adjusted based upon the number of calendar days in the measuring period between Seller and Buyer as of midnight on the date of Closing, except as otherwise specified:

(1)         Taxes. All real estate taxes and assessments (“Taxes”) assessed against the Property for the year of Closing shall be prorated as follows: Seller will be responsible for the payment of Taxes applicable to the period before the Closing Date, and Buyer will be responsible for the period on and after the Closing Date If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence or estimates then available and thereafter, when actual figures are received, a cash settlement will be made between the Seller and Buyer outside of Closing.

(2)         Utilities. All utilities shall be prorated based upon estimates using the most recent actual invoices. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Buyer at the Closing. In the case of non-transferable deposits, Buyer shall be responsible for making any security deposits required by utility companies providing service to the Property.

(3)         Collected Rent. Buyer shall receive a credit for any rent and other income (and any applicable state or local tax on rent) under Leases collected by Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant (x) first to such tenant’s rental obligations for the month in which the Closing occurs, (y) next to such tenant’s monthly rental for the month in which the payment is made, and (z) then to arrearages in the reverse order in which they were due, remitting to Seller, after deducting any rent or expense reimbursements properly allocable to Seller’s period of ownership. Buyer shall bill and attempt to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by Seller or Buyer after Closing which are owed to Seller or Buyer shall be remitted to Seller or Buyer as applicable, promptly after receipt.

(b)          Tenant Security Deposits. All unapplied tenant security deposits (and interest thereon if required by law or contract to be earned thereon) under the Leases, shall be credited to Buyer at Closing.

(1)         Service Contracts. With respect to any contracts that are assumed by Buyer and survive the Closing, Seller shall receive a credit for prepaid charges and premiums applicable to Buyer’s period of ownership. The Buyer shall receive a credit for any payments made in arrears. In addition and without limitation of the foregoing, Buyer shall receive a credit under any assumed contract (each a “Service Provider Contract”) in which Seller has received any advance payments or other income from the servicer provider under such Service Provider Contract in exchange for agreeing to enter into such Service Contract (regardless of whether such advance payment or other income was paid in a lump sum or in installments). Any lump sum payments shall be pro-rated on a straight line basis over the term of any applicable Service Provider Contract.

(2)         Owner Deposits. Seller shall be entitled to the return of all bonds, deposits, letters of credit, set aside letters or other similar items, if any, that are outstanding with respect to the Property that have been provided by Seller or any of its affiliates, agents or investment advisors to any governmental agency, public utility, or similar entity (collectively, “Owner Deposits”). Buyer shall replace such Owner Deposits. To the extent that any funds are released as a result of the termination of any Owner Deposits for which Seller did not receive a credit, such funds shall be delivered to Seller immediately upon their receipt.

(c)          Final Prorations. With regards to any prorations set forth in this Section 17 that are based upon estimates, such prorations shall be readjusted based upon the actual bills after the Closing and before the expiration of the Limitation Period. The provisions of this Section 17(c) shall survive Closing.

18.         Default; Termination.    (a) IF THE CLOSING FAILS TO OCCUR BECAUSE OF BUYER’S DEFAULT, THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN BECAUSE OF THE NATURE OF THE PROPERTY AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF ANY APPLICABLE LAWS, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 18, SELLER AND BUYER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS INTENDED TO BE SELLER’S SOLE AND EXCLUSIVE REMEDY FOR A DEFAULT BY BUYER, BUT IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY BUYER’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.

SELLER’S INITIALS: _____          BUYER’S INITIALS: _____

(b)          If Seller defaults in any material respect hereunder, then provided Buyer is not in default any material respect, Buyer may, at its sole election, either:

(1)         Terminate this Agreement, whereupon the Deposit shall be promptly returned to Buyer, as well as Buyer’s actual out of pocket costs to unrelated and independent third party vendors, including reasonable attorneys’ fees incurred as a result of this transaction, which costs and fees shall not exceed Fifty Thousand and 00/100 Dollars ($50,000.00), and neither party shall have any further liability or obligation to the other, except for the provisions of this Agreement which are expressly stated to survive the termination of this Agreement; or

(2)         Assert and seek judgment against Seller for specific performance with respect to one or more (at Buyer’s election) of the properties that comprise the Property; provided that if Buyer elects to purchase less than all of such properties, then the Purchase Price will be reduced by the aggregate Assigned Home Value of the excluded properties. If a court of competent jurisdiction determines that the remedy of specific performance is not available to Buyer, then Buyer shall have the right to assert and seek judgment against Seller for actual contract damages.

19.         Expenses.

(a)          All recording fees respecting the Deed, title insurance premiums for the Title Policy, all state and county transfer taxes, and the fee charged by Escrow Holder, shall be borne and paid by Seller, subject to the limitations set forth in 19(e) below.

(b)          Seller shall pay the cost of recording of releases or satisfactions of any Seller’s Monetary Liens, the cost of recording any other corrective documents necessary to satisfy objections to the title of the Property which Seller has agreed to cure, and Seller’s attorney’s fees.

(c)          All other costs, charges, and expenses shall be borne and paid as provided in this Agreement, or in the absence of such provision, in accordance with custom where the properties in question are located.

(d)          Seller agrees that upon the consummation of the Closing contemplated herein, it shall be responsible for the payment of a commission in the aggregate amount of five (5.00%) percent of the Purchase Price, which commission is to be paid to the following parties: (i) one (1.00%) percent to First Classic Realty; (ii) three (3.00%) percent to Suncoast; and (iii) one (1.00%) percent to Corey Gibson. Seller agrees to pay these commissions at Closing and not otherwise. Except as set forth herein, Buyer and Seller hereby represent and warrant each to the other that they have not employed any broker or finder in connection with the transaction contemplated by this Agreement, and each party shall indemnify and hold the other harmless from and against any claims, costs, fees, expenses and liabilities in connection with claims to fees, commissions or other compensation by any broker or finder allegedly employed by such party.

(e)          Notwithstanding anything contained in this Agreement to the contrary, in no event shall the amount of expenses payable by Seller under this Section 19 exceed the amount equal to $500 per single family residence conveyed to Buyer at Closing (the “Closing Cost Cap”), and the portion (if any) of the amount of expenses payable by Seller under this Section 19 in excess of the Closing Cost Cap shall be payable by Buyer at Closing.

20.         Intermediaries.    (a) Buyer and Seller acknowledge and agree that Seller’s Broker (as defined in the Basic Terms) has acted as a broker in connection with this transaction on behalf of Seller. Upon Closing, Seller agrees to pay a brokerage commission to Seller’s Broker pursuant to a separate agreement between Seller and Seller’s Broker. All brokerage fees are to be paid through Escrow Holder at Closing as a Closing Cost.

(b)          Seller represents to Buyer, and Buyer represents to Seller, that except for Seller’s Broker, there are no fees owed to any broker, finder, or intermediary of any kind with whom such party has dealt in connection with this transaction. Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party, which obligation shall survive Closing.

21.         Destruction of Improvements.

(a)          If, prior to Closing, any of the Improvements on any of the properties that comprise the Property are damaged or destroyed such that the cost of repair or replacement of such improvements is material (“Material Damage”), or a condemnation proceeding is commenced or threatened in writing by a governmental or quasi-governmental agency with the power of eminent domain (“Condemnation”), then:

(1)         Buyer may elect, within fourteen (14) days from receipt of notice of said Material Damage, or notice of a Condemnation, by written notice to Seller, to exclude the individual property affected by such event from this transaction; provided that if more than twenty-five percent (25%) of the properties that comprise the Property suffer Material Damage, or become the subject of a Condemnation, then Buyer may terminate this Agreement. If necessary, the time of Closing shall be extended for no more than thirty (30) days to permit Buyer to evaluate and make the elections contemplated in this Section 21. If Buyer elects to terminate this Agreement in accordance with this Section 21, then the Deposit shall be returned to Buyer and, except for the provisions of this Agreement that expressly survive Closing or earlier termination of this Agreement, this Agreement shall be terminated and of no further force and effect, and neither party shall have any liability to the other by reason hereof; or

(2)         If Buyer elects to exclude certain properties from this transaction as a result of Material Damage or Condemnation, and proceed to the Closing, then the Purchase Price will be reduced by the aggregate Assigned Home Value of the excluded properties. If, however, it is determined that any damage to one or more properties does not constitute a Material Damage, or Buyer elects to purchase one or more properties that have suffered Material Damage, then the transaction contemplated hereby shall be closed without a reduction in the Purchase Price, and Seller shall assign to Buyer Seller’s rights in any insurance proceeds or Condemnation award to be paid to Seller in connection with such damage or Condemnation, and, in the case of Material Damage, Seller shall pay to Buyer an amount equal to the deductible under Seller’s policy of casualty insurance and Seller shall execute and deliver to Buyer all required proofs of loss, assignments of claims and other similar items.

(b)          For purposes of this Section 21, damage or destruction will be considered “Material Damage” if one or more of the properties that comprise the Property are rendered uninhabitable, or if the time to repair such damage, despite reasonable expectations with respect to repairs, is reasonably by Buyer to exceed three months. If, prior to Closing, any of the improvements on the Property are damaged or destroyed and such damage is not Material Damage, Buyer shall remain obligated to close hereunder with no abatement in the Purchase Price. At Closing, Seller shall assign to Buyer Seller’s rights in any insurance proceeds to be paid to Seller in connection with such damage or destruction, and Buyer shall receive a credit against the Purchase Price in an amount equal to the deductible amount under Seller’s casualty insurance policy.

22.         General Provisions.

(a)          Entire Agreement. This written Agreement, including all Exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained herein.

(b)          Amendments in Writing. This Agreement may be amended only by a written memorandum subsequently executed by all of the parties hereto.

(c)          Waiver. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d)          Time of the Essence. Time is of the essence of this Agreement. However, if Buyer is acting diligently and in good faith to proceed with the consummation of the transaction contemplated by this Agreement on the Closing Date, Seller will agree, upon the written request of Buyer, to extend the Closing Date up to three (3) business days. In the computation of any period of time provided for in this Agreement or by law, any date falling on a Saturday, Sunday or legal holiday when banks are not open for business in the State where the Property is located, will be deemed to refer to the next day which is not a Saturday, Sunday, or legal holiday when banks are not open for business in such State.

(e)          Severability. If any provision of this Agreement is rendered unenforceable in whole or in part, such provision will be limited to the extent necessary to render the remainder of the Agreement valid, or will be deemed to be removed from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

(f)          Headings. Headings of sections are for convenience of reference only, and shall not be construed as a part of this Agreement.

(g)          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefits of the parties hereto, and their respective successors, and permitted assigns. This Agreement may not be assigned by either party without the consent of the other party, except that Buyer may, without consent from Seller, assign this Agreement to an affiliate of Buyer, Reven Housing REIT, Inc., or any affiliate of Reven Housing REIT, Inc. or any entity formed by Buyer for the purpose of acquiring or taking title to the Property; provided that such assignment will not release Buyer from its obligations under this Agreement. Any assignment in accordance with this Section 22(g) will entitle the assignee thereunder to all rights and benefits, and subject such assignee to all obligations, of Buyer hereunder.

(h)          Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed, or sent by Federal Express, UPS or other recognized overnight courier service for next business day delivery, or sent by facsimile transmission or electronic mail (so long as reasonable evidence that such notice was sent and received is obtained by the sending party). Any notice provided hereunder shall be deemed to be given when sent in accordance with this provision, but any time to respond to such notice as provided in this Agreement will not commence until the actual receipt of the notice. Notices will be deemed valid if sent to the parties as follows:

IF TO BUYER

Reven Housing REIT, Inc.

P.O. Box 1459

La Jolla, California 92038-1459

Phone: 858-459-4000

e-mail: cmc@revenhousingreit.com

e-mail: mps@revenhousingreit.com

Attention: Chad Carpenter and Michael Soni

with a copy to:

Greenberg Traurig, LLP

1000 Louisiana

Suite 1700

Houston, Texas 77002

Phone: (713) 374-3521

e-mail: parkerd@gtlaw.com

Attention: David W. Parker

IF TO SELLER:

GOLDEN ALLIANCE MANAGEMENT, LLC

1924 Tucker Industrial Road

Tucker, Georgia 30084

Phone: _770-557-1332

e-mail: msyhomes@bellsouth.net

Attention: _Mohammad Yaqoob

With copies to:

H. Dennis Panter & Associates, LLC

1827 Powers Ferry Road

Building 10, Suite 200

Atlanta, Georgia 30339

Phone: 770-951-5566

e-mail: hdpanter@panterlawgroup.com

Attention: H. Dennis Panter

IF TO ESCROW HOLDER:

Fidelity National Title Insurance Company

1300 Dove Street, Suite 130

Newport Beach, California  92660

Phone: (949) 221-4715

e-mail: paul.mcdonald@fnf.com

Attention:  Paul McDonald

or to such additional or other persons, at such other address or addresses as may be designated by notice from Buyer or Seller, as the case may be, to the other. Notices by mail shall be sent by United States certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given upon receipt or refusal of receipt. Notices by facsimile or electronic mail shall be deemed given and effective upon receipt or refusal of receipt. Notices by overnight courier shall be deemed given and effective upon receipt or refusal of receipt from Federal Express, UPS or another recognized overnight courier service.

(i)          Governing Law; Venue. To the extent enforceable, the parties agree that this Agreement shall be governed in all respects by the internal laws of the State of Georgia; provided that if the dispute involves an individual property the law of the State where such property is located will apply. In any dispute arising out of or related to this Agreement, an action must be brought in Federal or State court, as applicable, in the County of Dekalb, Georgia. The provisions of this Section 22(i) will survive the termination of this Agreement.

(j)          Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

(k)          Attorneys’ Fees. If any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys’ fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. If the party that commenced or instituted the action, suit or proceeding dismisses or discontinues it without the concurrence of the other party, such other party shall be deemed the prevailing party. The provisions of this Section 22(k) will survive any termination of this Agreement.

(l)          Construction. This Agreement will not be construed more strictly against either party by virtue of the fact that it was prepared by one party or its counsel, it being recognized that each party hereto has had the opportunity to review, have its counsel review, and provide input into this Agreement. All words herein that are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders and any word herein that is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

(m)          Reporting Obligations. Seller and Buyer hereby designate Escrow Holder to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transactions. If required under applicable law, Seller, Buyer and Escrow Holder shall execute at Closing a Designation Agreement designating the Escrow Holder as the reporting person with respect to the transaction contemplated by this Agreement.

(n)          1031 Exchange. Either party may involve this transaction in a like-kind exchange under Internal Revenue Code Section 1031, the cost and expense of which will be borne solely by the party invoking such structure. Each party shall reasonably cooperate with the other in such structure, provided that the party that is not participating in a like-kind exchange shall incur no material costs, expenses or liabilities in connection with the other’s exchange and will not be required to take title to or contract for purchase of any other property. If either party uses a qualified intermediary or exchange accommodator to effectuate the exchange, any assignment of the rights or obligations of such party shall not relieve, release or absolve such party of its obligations to the other.

(o)          Bulk Sales. Seller agrees to indemnify and hold Buyer, any permitted assignee of Buyer’s rights under this Agreement and any of their respective affiliates, officers, directors, shareholders, members, partners, agents, employees and advisors (collectively, the “Indemnified Parties”) harmless from and against any and all claims, damages, losses, costs, expenses, liens, actions and causes of actions (including, without limitation, reasonable attorneys’ fees and expenses) that may be incurred by, or asserted against, Buyer, any of the other Indemnified Parties or the Property by reason of either such noncompliance with the Bulk Sales laws applicable in the state or states where the Property is located, or the failure of Seller to have paid any taxes, penalties or interest which are the subject of such laws. The provisions and obligations of this Section 24(o) shall survive the Closing.

(p)          Confidentiality. Buyer, Seller, and their respective representatives shall hold in strictest confidence all data and information obtained with respect to the transaction contemplated herein, including, without limitation, the operation and management of the Property, whether obtained before or after the execution and delivery hereof, as well as of Buyer’s plans to purchase the Property or other properties in other locations, and shall not use such data or information for purposes unrelated to this Agreement or disclose the same to others except as expressly permitted hereunder. The preceding sentence shall not be construed to prevent Buyer or Seller from disclosing to their prospective lenders or investors, or to its officers, directors, attorneys, accountants, architects, engineers and consultants to perform their designated tasks in connection with Buyer’s inspection and proposed acquisition of the Property, provided Buyer advises any such party of the confidential nature of the information disclosed. However, neither party shall have this obligation concerning information which: (a) is published or becomes publicly available through no fault of either the Buyer or Seller; (b) is rightfully received from a third party; or (c) is required to be disclosed by law. Notwithstanding the preceding, nothing in this Agreement will prevent or be deemed to limit Buyer’s ability to disclose the existence of this Agreement, and the nature of any material terms herein, to the Securities and Exchange Commission or any other governmental agency to which Buyer, or its successors hereunder, have a disclosure obligation under any applicable law. The terms of this Section 22(p) shall survive the consummation of the transaction contemplated herein or the earlier termination of this Agreement.

(q)          Post-Closing Vacancy Holdback. Fifteen Thousand and 00/100 Dollars ($15,000.00) of the Purchase Price (the “Post-Closing Vacancy Holdback”) shall be withheld by the Escrow Holder subject to the following terms. If any of the properties that comprise the Property become tenantless or vacant because the tenant or other occupant breached the lease or other occupancy agreement within thirty(30) days after Closing, for each such property, Buyer shall provide back-up documentation reasonably satisfactory to Seller documenting the breach and missing tenant or vacancy and shall be refunded Five Thousand and 00/100 Dollars ($5,000.00) from the Post-Closing Vacancy Holdback. After sixty (60) days have elapsed after the closing, the balance of the Post-Closing Vacancy Holdback, if any, shall be delivered to Seller.

(r)          Post-Closing Return of Properties. If during the ninety (90) day period after Closing Buyer learns that any leases, other occupancy agreements or contracts of any kind on properties that comprise the Property provide the tenant, occupant or any other third party with an option to purchase the property, a right of first refusal, a right of first offer or any other contractual option or right to purchase the property, then the sale of such property to Buyer shall be rescinded and the purchase price of such property shall be refunded by Seller to Buyer within thirty (30) days of Buyer’s written notice to Seller. Buyer’s notice to Seller shall include back-up documentation reasonably satisfactory to Seller demonstrating the existence of the option to purchase the property, a right of first refusal, a right of first offer, or any other contractual option or right to purchase the property.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

SELLER

GOLDEN ALLIANCE MANAGEMENT, LLC,
a Georgia limited liability company

By:	/s/ Mohammad Yaqoob
Mohammad Yaqoob,
Managing Member

BUYER

REVEN HOUSING REIT, INC.,
a Maryland corporation

By:	/s/ Chad Carpenter
Chad Carpenter
Chief Executive Officer